Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Partners and Members

and Board of Directors

Scrubgrass Generating Company. L.P. and

Stronghold Digital Mining, LLC.

Kennerdell, Pennsylvania

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 10, 2021, relating to the combined financial statements of Scrubgrass Generating Company, L.P. and Stronghold Digital Mining, LLC. which are contained in that Prospectus and Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

September 22, 2021